Exhibit 10.38

ADVANCE AUTO PARTS, INC.
2013 PERFORMANCE-VESTING RESTRICTED STOCK UNIT AWARD AGREEMENT

Award Date	Annual Base Salary on March 1, 2013	Stock Price on March 1, 2013	Performance-vesting RSUs (at Target Level)	Vesting Date
March 1, 2013	$ ##	$76.37	##	March 1, 2016

THIS CERTIFIES THAT Advance Auto Parts, Inc. (the “Company”) has on the Award Date specified above granted to

Name

(“Participant”) an award (the “Award”) of that number of Performance-vesting Restricted Stock Units (the “RSUs”) representing the right to receive a like number of shares (“Shares”) of Advance Auto Parts, Inc. Common Stock, $.0001 par value per share (the “Common Stock”), indicated above in the box labeled “Performance-vesting RSUs (at Target Level),” subject to certain restrictions and on the terms and conditions contained in this Award and the Advance Auto Parts, Inc. 2004 Long-Term Incentive Plan (the “Plan”). A copy of the Plan is available on the Company's Intranet site or upon request. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

* * * * *

1. Vesting. Subject to the remaining provisions of this Award:

Performance-vesting RSUs shall vest in an amount up to your Performance-vesting RSUs (at Target Level on March 1, 2016, subject to your continued employment to that date and except as otherwise provided in Section 2 below. The precise amount in which you may vest will be determined in accordance with the following rules, subject to certification by the Committee of the Company's Cumulative Operating Income during its 2013 to 2015 fiscal years (the “Performance Period”).

(i)If the Company achieves the target Cumulative Operating Income dollars as shown in Exhibit 1 to this Agreement (“Target Level”) during the Performance Period, you will have the opportunity to vest in all of the Performance-vesting RSUs (at Target Level).

(ii)If the Company achieves threshold Cumulative Operating Income dollars as shown in Exhibit 1 to this Agreement (”Threshold Level”) during the Performance Period, you will have the opportunity to vest in an award that will be 50% of the Target Level award.

(iii) If the Company achieves Cumulative Operating Income during the Performance Period that exceeds the Threshold Level but is less than Target Level, you will have the opportunity to vest in an award that will be pro-rated between 50% and 100% of the Target Level award.

For purposes of this Award, “Cumulative Operating Income” shall mean the sum of the Company's Operating Income for the three fiscal years that comprise the Performance Period.

2. Duration.

(a) If, prior to vesting of the Performance-vesting RSUs pursuant to Section 1 or this Section 2 of this Award, your employment or other association with the Company and its Affiliates ends for any reason (voluntary or involuntary), then your rights to Performance-vesting RSUs shall be immediately and irrevocably forfeited, except as follows:

(i) If your employment or other association is terminated prior to March 1, 2016, on account of your Retirement, Death, or Disability, your Performance-vesting RSUs will vest on March 1, 2016, based on the Company's performance during the performance period, on a pro-rata basis for the time that you were employed during the performance period. The pro rata amount will be determined by multiplying the number of Performance-vesting RSUs that you would have received if you had been employed by the Company on March 1, 2016, by a fraction whose numerator is the number of days worked during the performance period prior to termination of employment divided by the total number of days in the performance period. For purposes of this Award, “on account of Retirement” means termination of employment or other association following the attainment of at least 55 years of age and at least 10 years of service, of which the last three must be consecutive years with the Company. “Disability” is defined as having become disabled within the meaning of Section 22(e) (3) of the Internal Revenue Code.

(ii) If the termination of your employment or other association is for cause, as determined in good faith by the Committee, all of your Performance-vesting RSUs, will expire on the date your employment ends.

(b) Immediately prior to a Change in Control event, the Company will convert your Performance-vesting RSUs to time-vesting RSUs, at target level and prorated based on the number of days worked during the performance period preceding the Change of Control divided by the total number of days in the performance period. The pro rata portion of the time-vesting RSUs will continue to vest and will be converted to shares on March 1, 2016, and the remaining Performance-vesting unconverted RSUs will expire. The pro rata portion of your time-vesting RSUs as determined pursuant to this Section 2 will vest immediately (i) upon the Change in Control in the event that the successor organization does not assume, convert, or replace the awards; or (ii) upon the termination of your employment in the event that the successor organization assumes, converts or replaces the awards, and your employment is terminated without cause within 24 months following the Change in Control.

Notwithstanding any contrary provision of this Award, the Company may cancel this Award at any time on ninety (90) days prior notice to you in response to actions taken by you that could be considered detrimental to the Company or any of its Affiliates. Whether any of your actions could be considered detrimental will be determined by the Committee in its sole discretion.

3. Transfer of Award. Until the Performance-vesting RSUs vest pursuant to Section 2 of this Award, the Performance-vesting RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and no attempt to transfer Performance, vesting RSUs, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the Shares. Notwithstanding the foregoing, you may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise your rights to receive any property distributable with respect to the Performance-vesting RSUs upon your death.

4. No Rights as a Stockholder. You shall have no rights of a shareholder of the Common Stock on and after the Award Date and until the date on which the Performance-vesting RSUs vest and are converted to Shares and the restrictions with respect to the Performance-vesting RSUs lapse in accordance with Section 1 or 2 of this Award, as described above.

5. Issuing Shares. Upon vesting of any RSUs pursuant to Section 1 or 2 of this Award and payment of the applicable withholding taxes pursuant to Section 7 below, the Company shall cause shares of Common Stock to be issued in book-entry form, registered in your name.

6. Notices. Except as otherwise provided herein, all notices, requests, demands and other communications under this Award shall be in writing, and if by telecopy, shall be deemed to have been validly served, given or delivered when sent, or if by personal delivery or messenger or courier service, shall be deemed to have been validly served, given or delivered upon actual delivery (but in no event may notice be given by deposit in the United States mail), at the following addresses, telephone and facsimile numbers (or such other address(es), telephone and facsimile numbers a party may designate for itself by like notice):

If to the Company: Advance Auto Parts, Inc. located at 5008 Airport Road, Roanoke, Virginia, 24012, Attention: General Counsel or by telephone at (540) 561-3225 or telecopy at (540) 561-1448;

With copy to: Advance Auto Parts, Inc. located at 5008 Airport Road, Roanoke, Virginia, 24012, Attention: Vice President, Rewards & HR Services or by telephone at (540) 561-6818 or telecopy at (540) 561-6998;

If to you, the Participant, to your home address on record at Advance Auto Parts or your business address at Advance Auto Parts.

7. Income Tax Matters.

(a) The Company makes no representation or warranty as to the tax treatment of your receipt or vesting of the Performance-vesting RSUs or upon your sale or other disposition of the Shares received upon vesting of your Performance-vesting RSUs. You should rely on your own tax advisors for such advice. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you at the time of vesting. The Company will inform you of alternative methods to settle any applicable taxes due prior to the first vesting date of your Award.

(b) For the purposes determining when Shares otherwise issuable on account of your termination of employment will be issued, “termination of employment” or words of similar import, as used in this Agreement, shall mean the date as of which the Company and you reasonably anticipate that no further services will be performed by you, and shall be construed as the date that you first incur a “separation from service” for purposes of Section 409A of the Code on or following termination of employment. Furthermore, if you are a “specified employee” of a public company as determined pursuant to Section 409A as of your termination of employment, any Shares otherwise issuable on account of your termination of employment which constitute deferred compensation within the meaning of Section 409A of the Code and which are otherwise payable during the first six months following your termination of employment shall be issued to you on the earlier of (1) the date of your death and (2) the first business day of the seventh calendar month immediately following the month in which your termination of employment occurs.

8. Miscellaneous.

(a) This Award is made under the provisions of the Plan and shall be interpreted in a manner consistent with it. To the extent that any provision in this Award is inconsistent with the Plan, the provisions of the Plan shall control. The interpretation of the Committee of any provision of the Plan, the RSUs or this Award, and any determination with respect thereto or hereto by the Committee, shall be binding on all parties.

(b) Nothing contained in this Agreement shall confer, intend to confer or imply any rights to an employment relationship or rights to a continued employment relationship with the Company or any Affiliate in your favor or limit the ability of the Company or an Affiliate, as the case may be, to terminate, with or without cause, in its sole and absolute discretion, your employment relationship with the Company or such Affiliate.

(c) Neither the Plan nor this Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and You or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.

(d) The Company shall not be required to deliver any shares of Common Stock until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(e) An original record of this Award and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Award and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

In Witness Whereof, this Award has been executed by the Company as of the date first above written.

ADVANCE AUTO PARTS, INC.

By:
Mike Norona, EVP, Chief Financial Officer